                                                                   EXHIBIT 10.19



                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                            UNDER 17 C.F.R. SS.SS. 200.80(B)(4),
                                                           200.83 AND 240.24B-2*

                          TECHNOLOGY LICENSE AGREEMENT

     THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), is entered into as of June 1, 2001 (the "Effective Date"), by and between BASF-LYNX BIOSCIENCE AG, a corporation established under the laws of Germany, with its principal place of business at Heidelberg, Germany (the "Joint Venture"), and LYNX THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at Hayward, California ("Lynx").

                                    RECITALS

     WHEREAS, Lynx and BASF AG have formed, through wholly-owned subsidiaries, the Joint Venture to conduct a research program in the areas of neurological diseases, toxico-pharmacology, and the development of production strains of microorganisms for fermentations;

     WHEREAS, the Joint Venture has been conducting its research program using Lynx Licensed Technology under the Technology License and Development Agreement dated January 1, 1997, as amended by the First Amendment to Technology License and Development Agreement of October 23, 1998, between BASF Biotechnologies Beteiligungs-und Verwertungsgesellschaft mbH and Lynx Therapeutics GmbH (the "Old License Agreement"); and

     WHEREAS, the parties desire to terminate the Old License Agreement and enter into this Agreement upon the Effective Date in accordance with the terms and conditions hereinafter stated.

     NOW, THEREFORE, Lynx and the Joint Venture hereby agree as follows:

1.   DEFINITIONS

     1.1 "BEADS" shall mean the combitag beads that have covalently attached to their surface oligonucleotide polymers of at least [...***...] bases, which beads are useful in the conduct of MPSS and Megasort analyses.

     1.2 "NEUROSCIENCE FIELD" shall mean the diagnosis, treatment or prevention of neurological diseases associated with the loss or structural alterations of neurons or glial cells, including epilepsy, Alzheimer`s Disease, Parkinson`s Disease, stroke, head trauma, multiple sclerosis, dystonia and Lou Gehrig`s Disease and other motorneuron diseases.

     1.3 "INSTRUMENT IMPROVEMENTS" shall mean all modifications and improvements to the MPSS equipment that are made by or on behalf of Lynx and incorporated in the then current standard model of such MPSS equipment for production or commercial use during the term of this Agreement.

     1.4 "JOINT VENTURE INVENTIONS" shall mean any invention, discovery, development, concept, or idea, whether or not patentable or copyrightable, that is made by or on behalf of the Joint Venture (including by any of its employees, agents, contractors or collaborators) during the term of


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*CONFIDENTIAL TREATMENT REQUESTED

                                       1.
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the Agreement, and including without limitation processes, methods, software, formulae, data, techniques, compositions of matter, and devices, and all improvements thereof and know-how and trade secrets relating thereto.

     1.5 "LYNX LICENSED TECHNOLOGY" shall mean Lynx's proprietary technologies for conducting MPSS and Megasort analyses, as existing on the Effective Date and as improved by Lynx during the term of this Agreement, including but not limited to the Lynx Patents and the Lynx Know-How and the Lynx Bioinformatics.

     1.6 "LYNX BIOINFORMATICS" shall mean the software and other proprietary means owned or controlled by Lynx during the term of the Agreement that is useful for analyzing data obtained through the application of Lynx Licensed Technology.

     1.7 "MASSIVELY PARALLEL SIGNATURE SEQUENCING" or "MPSS" shall mean the technology owned and/or controlled by Lynx for simultaneously generating signature sequences of cDNAs in a Megaclone(TM) Library disposed in a flow cell using the ligation-based sequencing method described in Brenner et al. Nature Biotechnology, 18: 630-634 (2000).

     1.8 "LYNX KNOW-HOW" shall mean the information, data, knowledge, methods, procedures, processes, and techniques owned or controlled by Lynx (a) that comprise the method of performing Megasort analyses, (b) that comprise the MPSS method or that are directly related to using the MPSS Instruments in conducting MPSS analyses, or (c) that comprise the Lynx Bioinformatics. The term "Lynx Know-How" shall not include any information or trade secrets relating to the manufacture of the Beads or other proprietary Reagents and which are not necessary to know in order to perform MPSS or Megasort analyses using Reagents supplied by Lynx.

     1.9 "MEGASORT" shall mean Lynx's methodology for detecting and isolating cDNA molecules that are differentially expressed in two samples using fluorescence activated cell sorting.

     1.10 "MPSS INSTRUMENT" shall mean the equipment, designed and developed by Lynx, that can conduct MPSS analyses of templates sampled from a given cell culture or tissue cDNA library, and all Instrument Improvements to such equipment made or acquired by Lynx during the term of the Agreement.

     1.11 "LYNX PATENTS" shall mean (a) any and all U.S. and corresponding foreign patent applications, whether now existing or hereafter filed, that are owned or controlled by Lynx and that claim MPSS Instruments, Reagents and/or Lynx Bioinformatics, or the use thereof, or the methods of MPSS or Megasort, and
(b) any divisions, continuations, continuations-in-part, reissues or substitute applications arising from, and based upon, any of the foregoing patent applications, and (c) any patent(s) issuing from any of the foregoing, and including all reexaminations, reissues or extensions of such patents.

     1.12 "REAGENTS" shall mean the Beads and such other proprietary reagents, diluents, or materials that are necessary for operating the MPSS Instruments and conducting MPSS or Megasort analyses of template samples, to the extent that such materials are not reasonably available for purchase on the open market.

     1.13 "RESEARCH PROGRAM" shall mean the research and drug discovery program to be conducted by the Joint Venture directed to the areas of: (a) discovering novel drug targets and

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*CONFIDENTIAL TREATMENT REQUESTED


                                       2.

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identifying drugs useful in diseases or disorders of the nervous system that are associated with the loss or structural alterations of neurons or glial cells, including Alzheimer`s Disease, Parkinson`s Disease, epilepsy, stroke, head trauma, multiple sclerosis, dystonia and Lou Gehrig`s Disease and other motorneuron diseases; (b) evaluating the use of "dynamic imaging" approach to predicting the toxico-pharmacology of chemical substances; (c) generating gene expression databases from tissues and cells of interest in the Neuroscience Field; and (d) developing production strains of microorganisms for fermentations.

2. LICENSES AND RIGHTS

     2.1 LYNX LICENSE GRANT. Lynx hereby grants to the Joint Venture, during the term of this Agreement, a non-exclusive, royalty-free license, without the right to assign or to grant sublicenses, under the Lynx Licensed Technology solely in order to conduct the Research Program, including but not limited to the right to use the MPSS Instruments provided by Lynx hereunder and to practice the method of MPSS using said instruments and the Reagents.

     2.2 LIMITED [...***...] LICENSE. In consideration of the license fee set forth in Section 3, the license under Lynx Licensed Technology set forth in
Section 2.1, insofar as it grants rights under Lynx Licensed Technology to use the MPSS Instruments currently in its possession and the [...***...] next-generation MPSS Instruments to be supplied to the Joint Venture pursuant to
Section 4.1 below to perform MPSS analyses in the Research Program, shall be [...***...].

     2.3 RESTRICTIONS ON USE OF LYNX LICENSED TECHNOLOGY. The Joint Venture covenants that the Joint Venture shall not utilize the Lynx Licensed Technology, the MPSS Instruments, any Reagents and any other instrumentation provided to the Joint Venture by Lynx, except as specifically required to conduct the Research Program. In particular, but without limiting the foregoing, the Joint Venture agrees that it shall not use the MPSS Instruments or any such other Lynx instrumentation, or use or practice the Lynx Licensed Technology, to provide analysis services for any third party, including BASF AG and/or any of its affiliates. For purposes of clarity, it is understood and agreed that (a) the Joint Venture may pursue the Research Program in collaboration with other commercial companies, and in connection therewith to analyze samples provided by the collaborator, pursuant to agreements under which the MPSS or Megasort analysis of collaborator samples is incidental to, and constitutes a minor part of the Joint Venture's work in connection with, a broader research and drug discovery program to be conducted by the Joint Venture in the collaboration and under which the Joint Venture retains a significant economic interest in any subsequent commercial exploitation of the results of the collaboration and (b) the Joint Venture, in connection with efforts to secure such an agreement, may perform MPSS or Megasort analyses on samples provided by a potential collaborator in order to demonstrate the capability of the Lynx Technology, provided that no more than [...***...] such analyses are performed for any potential collaborator and, absent execution of a formal collaboration agreement consistent with (a) above, the potential collaborator will have no right to use the results of such analyses for any purposes. The Joint Venture shall not, and shall not engage, permit or encourage any third party to, copy, reverse engineer or modify the MPSS Instruments or any Reagents or other Lynx instrumentation or decompile, translate or otherwise attempt to obtain the source code for any software included therein or in the Lynx Bioinformatics. Notwithstanding the foregoing, decompiling such software is permitted to the extent the laws of the Joint Venture's jurisdiction give the Joint Venture the right to do so to obtain information necessary to render the software interoperable with other software;




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*CONFIDENTIAL TREATMENT REQUESTED


                                       3.

provided, however, that the Joint Venture must first request such information from Lynx and Lynx may, in its discretion, either provide such information to the Joint Venture or impose reasonable conditions, including a reasonable fee, on such use of the source code for the software to ensure that Lynx's proprietary rights in the source code for the software are protected. Lynx shall have the right from time to time to have an independent expert, who shall be reasonably acceptable to the Joint Venture, visit and inspect the facilities of the Joint Venture and copies of any Joint Venture agreements with collaborators and potential collaborators for the purpose of verifying the Joint Venture's compliance with the limitations on the Joint Venture's license rights under this Agreement. A copy of the expert's report shall be sent to the Joint Venture. If the expert finds that the Joint Venture is in compliance, such expert's report shall be limited to confirming the Joint Venture's compliance.

     2.4 LYNX COVENANT; RIGHTS RETAINED. Lynx hereby covenants and agrees that it will not prior to [...***...] years after shipment of the last of the [...***...] next generation MPSS Instruments to the Joint Venture pursuant to
Section 4.1 below establish an internal biology capability or enter into a collaboration with another company that is competitive with the capabilities of the Joint Venture to conduct research directed to the discovery or development of treatments for [...***...] or provide MPSS Instruments to any third party for use in establishing an internal capacity to perform MPSS analyses in support of such third party's research directed to the discovery or development of treatments for [...***...]. Except as expressly provided by the foregoing, Lynx shall retain all rights to use the Lynx Licensed Technology and the Lynx Bioinformatics, and to use and practice MPSS and Megasort for all research or commercial purposes.

     2.5 MEGATYPE. The parties acknowledge that Lynx is developing an application of its Bead-based analytical technologies, currently referred to as Megatype, which is expected to provide single nucleotide polymorphism disease or trait association information. If during the term of this Agreement Lynx successfully reduces this technology to practice and deploys it for commercial use, Lynx (a) agrees to review with the Joint Venture the capabilities of this technology and its potential uses in the Neuroscience Field and (b) if requested by the Joint Venture, to discuss in good faith the terms and conditions under which this technology may be made available for use in selected projects in the Neuroscience Field to be identified by agreement of the parties.

3. LICENSE FEE

     3.1 In consideration of the [...***...] license rights provided by Lynx under Section 2.2, the Joint Venture hereby agrees to pay Lynx a non-refundable license fee in the amount of [...***...]. Such payment shall be made by bank wire transfer in immediately available funds in U.S. Dollars to an account designated by Lynx on or before [...***...].

4.   INSTRUMENTS, REAGENTS AND SERVICES

     4.1 LYNX LOAN OF MPSS INSTRUMENTS. The parties acknowledge that Lynx Germany has provided the Joint Venture with [...***...] MPSS Instruments for use as permitted in Section 2.1. Lynx is currently developing a next-generation MPSS Instrument and will provide [...***...] such instruments to the Joint Venture for use under Section 2.1 once the pertinent developments have been reduced to practice and successfully implemented at Lynx. The Joint Venture shall reimburse Lynx for Lynx's costs to ship and install instruments in the Joint Venture's facility. During the term of this


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*CONFIDENTIAL TREATMENT REQUESTED


                                       4.

Agreement, if the Joint Venture demonstrates that it has the capability, need, and resources to utilize, consistent with the Research Program plans and goals, additional MPSS Instruments, Lynx shall at such time use reasonable efforts to arrange to provide the Joint Venture with one or more additional MPSS Instruments for use under Section 2.1 on such terms and conditions as are applicable at the time to the supply of equivalent instruments to others. Unless otherwise agreed Lynx USA shall retain the entire right, title and interest in and to all MPSS Instruments provided by Lynx hereunder. The Joint Venture shall use, and shall require all its employees, agents or contractors to use, all reasonable efforts to keep such MPSS Instruments in good working order and not to modify or permit modification of or cause harm or loss to come to such equipment, or any software associated with such equipment provided by Lynx.

     4.2 LYNX REAGENTS SUPPLY. During the term of the Agreement, Lynx shall supply the Joint Venture with its reasonable requirements of Reagents for use in performing the Research Program as permitted under Section 2.1. Delivery of the Reagents will be based on orders provided once each calendar quarter by the Joint Venture in writing, with delivery times and methods of delivery to be agreed by the parties. Each quarterly order shall be only for the quantities of Reagents necessary to conduct the estimated number of MPSS runs and/or Megasort analyses during the upcoming calendar quarter, after taking into account all remaining quantities of Reagents held by the Joint Venture from prior orders of Reagents. Each quarterly order shall include information on the number of MPSS runs and/or Megasort analyses conducted in each prior quarter and estimated to be conducted in future quarters. Additionally, each order should include information on the quantities of Reagents actually consumed in each prior quarter and the estimated quantities of Reagents to be held as inventory by the Joint Venture as of the beginning of the upcoming quarter. Lynx agrees to supply Reagents free of charge for up to [...***...] MPSS runs to be conducted by the Joint Venture during the period from [...***...]. Any additional Reagents required by the Joint Venture for use during such period shall be purchased from Lynx at [...***...]. Any Reagents to be used by the Joint Venture after [...***...] (including any inventory of free Reagents held by the Joint Venture on [...***...]) shall be purchased from Lynx at the prices and on the terms and conditions applicable to purchases of Reagents by other customers of Lynx at the time.

     4.3 LYNX TECHNICAL SUPPORT. Lynx shall provide during the term of this Agreement technical assistance as reasonably requested by the Joint Venture to assist the Joint Venture in its utilization in the Lynx Licensed Technology, to the extent the Joint Venture has rights to use or practice such Lynx Licensed Technology as provided in Article 2 hereof.

     4.4 MAINTENANCE OF MPSS INSTRUMENTS. The Joint Venture shall be responsible for the day-to-day maintenance and upkeep of all MPSS Instruments provided hereunder. Lynx shall provide, or shall arrange to be provided, reasonable service and repair of such MPSS Instruments to the extent the Joint Venture, using reasonable efforts, is not able to address any such service or maintenance needs of the MPSS Instruments.

     4.5 MAINTENANCE AND SUPPORT FEE CHARGES. In consideration of Lynx's support and maintenance services under Sections 4.3 and 4.4, the Joint Venture shall pay to Lynx [...***...] spent by each Lynx employee in connection with performing such services and in addition will reimburse Lynx for its out-of-pocket travel and other costs incurred in providing support and maintenance.
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*CONFIDENTIAL TREATMENT REQUESTED


                                       5.

     4.6 PAYMENT TERMS; LATE PAYMENT. All payments shall be net payments without deduction of any bank or transfer charges or similar payments with the exception of the withholding taxes payable in Germany under the law in force at the time of the payment, if applicable. The Joint Venture shall be entitled to withhold these taxes in the name and for the account of Lynx and shall immediately render to Lynx the tax receipt(s) setting forth the amount thus paid. If upon application of the beneficiary any withholding tax can be reduced, the Joint Venture will file on behalf of Lynx for such reduction. Lynx will provide the Joint Venture with a proxy. Except as otherwise specified herein, payments to be made to Lynx under this Agreement shall be due net [...***...] days after Lynx's invoice and shall be made in US Dollars by wire transfer to an account specified by Lynx. Each payment will reference the applicable Lynx invoice or otherwise describe in reasonable detail the obligation to which such payment relates. Any payment not paid on or before the payment due date shall bear interest, to the extent permitted by applicable law, at [...***...] rate of interest as reported, from time to time, by Bank of America NT&SA in San Francisco, California, until paid in full.

5. JOINT VENTURE INVENTIONS

     5.1 ASSIGNMENT OF JOINT VENTURE INVENTIONS. The Joint Venture hereby assigns and conveys to Lynx all right, title and interest in and to all Joint Venture Inventions relating to Lynx Licensed Technology, MPSS, Megasort or Reagents or uses thereof subject only to the Joint Venture's right to continue to use and practice such Joint Venture Inventions, solely as needed to further conduct the Research Program during the term of this Agreement. The Joint Venture agrees to execute all documents and instruments and take all other reasonable actions, at Lynx's expense, as are necessary to assign and transfer to Lynx, and to perfect title in Lynx, all such inventions.

     5.2 DISCLOSURE OF INVENTIONS. As soon as practicable under the circumstances, the Joint Venture shall describe to Lynx any Joint Venture Inventions made during the term of the Agreement that are to be assigned to Lynx under Section 5.1. For any such Joint Venture Inventions that the Joint Venture or Lynx believes may be patentable (a "Patentable Invention"), the Joint Venture shall also provide a complete written disclosure for each and every such Patentable Invention. The Joint Venture also shall, at Lynx's request, provide Lynx copies of, and/or the right to inspect and copy, all results and raw data of the Research Program and other activities of the Joint Venture that may pertain to such Joint Venture Inventions.

     5.3 NON-ENCUMBRANCE. The Joint Venture hereby covenants and agrees that the Joint Venture shall not permit any lien, encumbrance, burden or claim by any Third Party upon any such Joint Venture Inventions, except for any statutory rights of its employees.

6. CONFIDENTIALITY

     6.1 CONFIDENTIALITY. The Joint Venture shall use its best efforts to keep the Lynx Licensed Technology and all information relating thereto, including all Joint Venture Inventions that are assignable to Lynx pursuant to Section 5.1 strictly confidential and shall only use such information to the extent reasonably necessary to further the purposes of this Agreement. The Joint Venture may disclose the Lynx Licensed Technology and/or such Joint Venture Inventions only to those of its employees and collaborators with a need to know such information in order to perform the Research Program as contemplated herein. Confidential Disclosure Agreements related to the

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*CONFIDENTIAL TREATMENT REQUESTED


                                       6.

disclosure or distribution of confidential information by the Joint Venture or its employees may be executed only by the Executive Board.

     6.2 NON-DISCLOSURE AGREEMENTS. All employees of the Joint Venture shall be required to enter into non-disclosure agreements governing the use of confidential information.

     6.3 SURVIVAL. Except as otherwise provided in Article 9, the provisions of this Article 6 shall survive any termination of this Agreement for a period of [...***...] years after such termination.

7. WARRANTIES AND REPRESENTATIONS

     7.1 LYNX REPRESENTATION. Lynx represents that to the best of its knowledge it has the unencumbered right to grant the licenses to the Joint Venture under the Lynx Licensed Technology granted hereunder and that to the best of its knowledge it has the authority and capacity to enter into this Agreement and to perform its obligations hereunder.

     7.2 IP REPRESENTATION. Lynx represents and warrants to the best of its knowledge that the use by the Joint Venture of the Lynx Licensed Technology as provided for hereunder will not infringe the intellectual property rights of third parties.

     7.3 OTHER THAN THE REPRESENTATIONS IN SECTIONS 7.1 AND 7.2, LYNX MAKES NO OTHER, AND HEREBY DISCLAIM ALL, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE LYNX LICENSED TECHNOLOGY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ALL SUCH INFORMATION AND MATERIALS ARE PROVIDED "AS IS".

8. INDEMNITY

     8.1 INDEMNIFICATION. The Joint Venture shall defend, indemnify and hold harmless Lynx from and against any and all claims, damages, losses and expenses of any nature (including reasonable attorney's fees), included, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

          (a) the use by the Joint Venture of any method or process related to MPSS, the MPSS Instruments, Megasort or the Lynx Licensed Technology except for negligence or willful misconduct by Lynx; or

          (b) the breach by the Joint Venture or its employees, agents or collaborators of any material obligation under this Agreement.

          (c) any third party patent infringement actions brought against the Joint Venture which are not based on Lynx Licensed Technology.

9. TERM AND TERMINATION; RENEWAL


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*CONFIDENTIAL TREATMENT REQUESTED


                                       7.

     9.1 TERM. This Agreement shall enter in force from and after the Effective Date hereof and expires on December 31, 2007, unless sooner terminated in accordance with the provisions of Section 9.2 below.

     9.2 TERMINATION FOR BREACH. Any party may terminate the Agreement upon [...***...] days written notice in the event the other party breaches a material term of the Agreement and fails to cure such breach within such [...***...] -day period after receiving such notice.

     9.3 RETURN OF LYNX TECHNOLOGY. Upon expiration or termination of this Agreement, absent a renewal pursuant to Section 9.4, the Joint Venture shall return to Lynx all Lynx Licensed Technology, including any MPSS Instruments and Reagents, in its possession at the time.

     9.4 RENEWAL. In the event the Joint Venture desires to continue to have access to the Lynx Licensed Technologies after December 31, 2007, Lynx agrees to provide such access on a nonexclusive basis at prices and on terms and conditions equivalent to those being extended by Lynx to comparable customers at the time.

10. MISCELLANEOUS

     10.1 NON-ASSIGNMENT. This Agreement and the rights and benefits conferred upon a party hereunder, or any part hereof, may not be assigned or transferred directly, indirectly, by operation of law or otherwise by such party without the express written consent of the other party, provided that such consent shall not be unreasonably withheld to any such assignment or transfer that is in connection with a merger or other acquisition of such party or all of its relevant business assets. It is expressly understood that Lynx may in its discretion withhold its consent to any such assignment or transfer by the Joint Venture to any entity that competes with Lynx.

     10.2 BINDING. This Agreement shall be binding upon and inure to the benefit of the permitted successors, representatives and assigns of the parties hereto.

     10.3 NOTICES. Any payment, notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be given and be effective on the date of delivery if delivered, in writing, in person, by facsimile transmission or by a recognized over-night delivery service to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party:

In the case of Lynx:                Lynx Therapeutics, Inc.
                                    25861 Industrial Boulevard
                                    Hayward, CA 94545
                                    USA
                                    Attn: President
                                    Fax:  (510) 670-9302

In the case of the Joint Venture:   BASF-LYNX Bioscience AG
                                    Im Neuenheimer Feld 515
                                    69120 Heidelberg, Germany



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*CONFIDENTIAL TREATMENT REQUESTED


                                       8.

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     10.4 GOVERNING LAW. This Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of California.

     10.5 DISPUTE RESOLUTION. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy by good faith negotiation between senior management representatives of the Parties, to be commenced promptly after such dispute or controversy arises. If such dispute or controversy is not resolved by such negotiation within [...***...] days of notice by one party to the other, then the Parties shall proceed as follows. Any unresolved dispute, controversy, action, claim or proceeding initiated by either Party (other than a third party action, claim, or proceeding) relating to, arising out of, or resulting from this Agreement, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Any arbitration hereunder shall be conducted under the Rules of conciliation and Arbitration of the International Chamber of Commerce. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules, and shall be held in San Francisco, California. The arbitrators will be instructed to issue detailed written findings of fact and law. The arbitrators will be authorized to provide for interim and final injunctive relief and the parties acknowledge and agree that such arbitration will be the sole forum for such interim and final injunctive relief. The arbitrators will have the right but not the obligation to award to the prevailing party the cost of resolving any dispute regarding this Agreement or the formation, breach, enforcement or performance hereof, including any reasonable fees of attorneys, accountants and expert witnesses incurred by the prevailing party. Punitive damages will not be recoverable in any arbitration initiated pursuant to this Agreement. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

     10.6 HEADINGS. The headings of the several sections of this Agreement are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.7 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing signed by both parties.

     10.8 INTEGRATION. This Agreement, along with any written addenda, amendments, or modifications signed by both parties referencing this Section 10.8, embodies the entire, complete and exclusive understanding of the parties hereto and supersedes all previous communications, representations or understandings, either oral or written, between the parties hereto relating to the subject matter hereof.

     10.9 TERMINATION OF OLD AGREEMENT. The Old License Agreement is hereby terminated as of the Effective Date (except as to the agreements contained therein between the Joint Venture and BASF, which are not affected by this Agreement).

     10.10 WAIVER. Any waiver by either party of any breach of this Agreement shall not constitute a waiver of any subsequent or other breach.



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                                       9.

     10.11 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

     IN WITNESS WHEREOF, Lynx and the Joint Venture have executed this Agreement, in triplicate originals but collectively evidencing only a single contract.

                             LYNX THERAPEUTICS INC.

                             By: /s/ Edward C. Albini
                                 ----------------------------------------------
                                 Edward C. Albini

                             Title: Chief Financial Officer
                                    -------------------------------------------

                             BASF-LYNX BIOSCIENCE AG

                             By: /s/ Dr. Alfred Bach
                                 ----------------------------------------------
                                 Dr. Alfred Bach

                             Title: Vorstand (CEO)
                                    -------------------------------------------

                                      10.